Exhibit 10.6
AMBAC FINANCIAL GROUP, INC.
LONG-TERM INCENTIVE COMPENSATION AGREEMENT
Effective as of February 22, 2016 (the “Grant Date”), Nader Tavakoli (the “Participant”) has been granted an Award under the Ambac Financial Group, Inc. Incentive Compensation Plan (the “Incentive Plan”) and in accordance with the Ambac Financial Group, Inc. Long-Term Incentive Compensation Plan (the “LTIP”), which is a subplan to the Incentive Plan. This Agreement evidences the Award, which shall consist of a Full Value Award in the form of performance restricted stock units (“Performance Restricted Stock Units”). In addition to the terms and conditions of the Incentive Plan and the LTIP, the Award shall be subject to the following terms and conditions (sometimes referred to as this “Agreement”).
1.    Defined Terms. Capitalized terms used in this Agreement which are not otherwise defined herein shall have the meaning specified in the Incentive Plan or the LTIP, as applicable.
2.    Grant of Performance Restricted Stock Units. Subject to the terms of this Agreement, the Incentive Plan and the LTIP, effective as of the Grant Date the Participant is hereby granted 91,818 Performance Restricted Stock Units (the “Target Performance Units”). This Award contains the right to dividend equivalent units (“Dividend Equivalent Units”) with respect to Earned Performance Units (as defined in paragraph 3) as described in paragraph 4. Each Performance Restricted Stock Unit awarded hereunder shall become earned and vested as described in paragraph 3 and each Earned Performance Unit (and associated Earned Dividend Equivalent Units thereon as described in paragraph 4) shall be settled in accordance with paragraph 5.
3.    Earning, Vesting and Forfeiture of Performance Restricted Stock Units. The Performance Restricted Stock Units shall become earned and vested in accordance with the following:

(a)
All Performance Restricted Stock Units shall be unearned and unvested unless and until they become earned and vested and nonforfeitable in accordance with this subparagraph 3(a). The Participant shall have the ability to earn between 0% and 267% of the Target Performance Units based on the continuing employment of the Participant during the period beginning on January 1, 2016 and ending on December 31, 2018 (the “Performance Period”) and satisfaction of the Performance Goals set forth in Exhibit A hereto (which is incorporated into and forms part of this Agreement), as determined by the Committee. Notwithstanding anything to the contrary in the Incentive Plan or the LTIP, the Committee may not reduce the portion of the Performance Restricted Stock Units that would otherwise become earned based on the satisfaction of the Performance Goals set forth in Exhibit A hereto. Any Performance Restricted Stock Units granted pursuant to this Agreement that become earned in accordance with this Agreement shall be referred to herein as “Earned Performance Units”. Except as provided in subparagraphs 3(b) and 3(c), if the Participant’s termination of employment or service with Ambac (the “Termination Date”) occurs for any reason prior to the last day of the Performance Period, the Participant’s right to all Performance Restricted Stock Units (and any associated Dividend Equivalent Units) awarded or credited to the Participant pursuant to this Agreement shall expire and be forfeited immediately and the Participant shall have no further rights with respect to any of the Performance Restricted Stock Units (or associated Dividend Equivalent Units). The Earned Performance Units (and any associated Earned Dividend Equivalent Units) shall be settled in accordance with paragraph 5 hereof.

(b)
Notwithstanding the provisions of subparagraph 3(a), and other than as set forth in subparagraph 3(c), if the Participant’s Termination Date occurs prior to the last day of the Performance Period by reason of death, Disability (as defined in subparagraph 3(d)), involuntary termination by Ambac other than for Cause (as defined in subparagraph 3(d)) on or after January 1, 2017 or termination by the Participant for Good Reason (as defined in subparagraph 3(d)) on or after January 1, 2017, the Participant shall be deemed to have satisfied the service-based component of the Performance Restricted Stock Units and the Participant (or, in the event of his death, his beneficiary) shall be entitled to receive the number of Earned Performance Units (and any associated Earned Dividend Equivalent Units) that the Participant would have been entitled to receive had his Termination Date not occurred prior to the end of the Performance Period based on actual satisfaction of the Performance Goals; pro-rated to reflect the Participant’s actual service plus twelve (12) months during the Performance Period.

(c)
Notwithstanding the provisions of subparagraph 3(a), if the Participant’s Termination Date occurs prior to the last day of the Performance Period (i) by reason of involuntary termination by Ambac other than for Cause or termination by the Participant for Good Reason, in each case within one (1) year following the occurrence of a Change in Control (as defined in subparagraph 3(d)), or (ii) due to the expiration of the Employment Period (as defined in the Employment Agreement between Ambac and the Participant, entered into as of January 4, 2016 (the “Employment Agreement”)), the Participant shall be entitled to receive the number of Earned Performance Units

(and any associated Earned Dividend Equivalent Units) that the Participant would have been entitled to receive had his Termination Date not occurred prior to the end of the Performance Period based on actual satisfaction of the Performance Goals.

(d)
The terms “Cause,” “Change in Control,” “Disability” and “Good Reason” shall have the meanings specified in the Employment Agreement. Notwithstanding anything in this Agreement, the Incentive Plan or the LTIP to the contrary, any dispute or controversy regarding the existence or occurrence of any of the foregoing terms shall be resolved pursuant to Section 21 of the Employment Agreement.

4.    Dividend Equivalent Units. The Participant shall be credited with Dividend Equivalent Units as follows:

(a)
If, during the Performance Period, a dividend with respect to shares of Common Stock is paid in cash, then as of the dividend payment date the Participant shall be credited with that number of Dividend Equivalent Units equal to (i) the cash dividend paid with respect to a share of Common Stock, multiplied by (ii) 267% of the Target Performance Units (the “Maximum Performance Units”) plus the number of previously credited Dividend Equivalent Units with respect to such Performance Restricted Stock Units, if any, divided by (iii) the Fair Market Value of a share of Common Stock on the dividend payment date, rounded down to the nearest whole number.

(b)
If, during the Performance Period, a dividend with respect to shares of Common Stock is paid in shares of Common Stock, then as of the dividend payment date the Participant shall be credited with that number of Dividend Equivalent Units equal to (i) the number of shares of Common Stock distributed in the dividend with respect to a share of Common Stock, multiplied by (ii) the number of Maximum Performance Units plus the number of previously credited Dividend Equivalent Units with respect to such Performance Restricted Stock Units, if any, rounded down to the nearest whole number.

Dividend Equivalent Units shall be earned on the same basis and to the same extent that the Performance Restricted Stock Units to which they relate become Earned Performance Units. Therefore, the Participant shall only earn Dividend Equivalent Units with respect to Earned Performance Units and, to the extent that any Dividend Equivalent Units are credited to the Participant pursuant to this paragraph 4 and are not earned in accordance with this Agreement, they shall be forfeited and the Participant shall have no further rights with respect thereto under this Agreement or otherwise. Any Dividend Equivalent Units credited to the Participant pursuant to this paragraph 4 that become earned in accordance with this Agreement are sometimes referred to as “Earned Dividend Equivalent Units”.
5.    Settlement. Subject to the terms and conditions of this Agreement, the Earned Performance Units (and associated Earned Dividend Equivalent Units) shall be settled in accordance with the following:

(a)
The Earned Performance Units (and associated Earned Dividend Equivalent Units) shall be settled within sixty (60) days following the end of the Performance Period (the “Settlement Date”). Settlement of the Earned Performance Units and Earned Dividend Equivalent Units on the Settlement Date shall be made in the form of shares of Common Stock with one share of Common Stock being issued in settlement of each Earned Performance Unit and each Earned Dividend Equivalent Unit (and cash equal to any fractional share). Upon the settlement of any Earned Performance Unit and associated Earned Dividend Equivalent Units, such Earned Performance Unit and Earned Dividend Equivalent Units shall be cancelled. Any Performance Restricted Stock Units and associated Dividend Equivalent Units outstanding as of the last day of the Performance Period that do not become Earned Performance Units and associated Earned Dividend Equivalent Units shall be automatically cancelled as of the last day of the Performance Period.

6.    Withholding. The Award and all payments under this Agreement are subject to withholding of all applicable taxes. Such withholding obligations shall be satisfied through amounts that the Participant is otherwise to receive upon settlement. In no event will the Participant be permitted to elect to withhold amounts in excess of the minimum tax withholding requirements.
7.    Transferability. The Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution.
8.    Heirs and Successors. If any benefits deliverable to the Participant under this Agreement have not been delivered at the time of the Participant’s death, such rights shall be delivered to the Participant’s estate.
9.    Administration. The authority to administer and interpret this Agreement shall be vested in the Committee, and the Committee shall have all the powers with respect to this Agreement as it has with respect to the Incentive Plan and the LTIP. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

10.    Adjustment of Award. The number of Performance Restricted Stock Units (and any associated Dividend Equivalent Units) awarded or credited to the Participant pursuant to this Agreement may be adjusted by the Committee in accordance with the terms of the Incentive Plan to reflect certain corporate transactions which affect the number, type or value of the Performance Restricted Stock Units (and associated Dividend Equivalent Units).
11.    Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to Ambac at its principal offices, to the Participant at the Participant’s address as last known by Ambac or, in either case, such other address as one party may designate in writing to the other.
12.    Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of New York and applicable federal law.
13.    Amendments. The Board of Directors may, at any time, amend or terminate the Incentive Plan, and the Board of Directors or the Committee may amend this Agreement or the LTIP, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under this Agreement prior to the date such amendment or termination is adopted by the Board of Directors or the Committee, as the case may be.
14.    Award Not Contract of Employment. The Award does not constitute a contract of employment or continued service, and the grant of the Award will not give the Participant the right to be retained in the employ or service of Ambac, nor any right or claim to any benefit under the Incentive Plan, the LTIP or this Agreement, unless such right or claim has specifically accrued under the terms of the Incentive Plan and this Agreement.
15.    Severability. If a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.
16.    Incentive Plan and LTIP Govern. The Award evidenced by this Agreement is granted pursuant to the Incentive Plan, and the Performance Restricted Stock Units and this Agreement are in all respects governed by the Incentive Plan (including the LTIP) and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Agreement by reference or are expressly cited.
17.    Special Section 409A Rules. To the fullest extent possible, amounts and other benefits payable under the Agreement are intended to comply with or be exempt from the provisions of section 409A of the Code. This Agreement will be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent; provided, however, that Ambac does not guarantee the tax treatment of the Award. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Participant’s termination of employment (or other separation from service):

(a)
and if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Participant’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s separation from service; and

(b)
the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

EXHIBIT A
PERFORMANCE GOALS

Participant Name: Nader Tavakoli
Weight of Performance Goals:
ALR Percentage: 40%
Cumulative EBITDA Percentage: 10%
Total Shareholder Return (TSR) Percentage: 50%
Performance Goals
The Award evidenced by the Agreement shall be earned based on the satisfaction of the Performance Goals described in this Exhibit A determined based on the rating calculated pursuant to the following table:

		AAC		AFG	AFG
Rating	Payout Multiple	ALR	Net Asset Value ($mm)	TSR	Cumulative EBITDA ($mm)
1	2.67	100%	$0	30.00%	$19
2	2.20	96%	($245)	26.25%	$15
3	1.80	92%	($490)	22.50%	$12
4	1.40	88%	($735)	18.75%	$9
5	1.00	84%	($979)	15.00%	$6
6	0.75	81.5%	($1,150)	10.00%	$3
7	0.00	79%	($1,337)	0.00%	$0
The applicable rating shall be determined based on the higher of (1) the ALR or (2) the Net Asset Value. For example, if the ALR is 92% and the Net Asset Value is ($245mm), the rating determined pursuant to the table would be 2 and the payout multiple determined pursuant to the table would be 2.20. Linear interpolation between levels of ALR, Net Asset Value, TSR and Cumulative EBITDA, as applicable, will result in a proportionate number of the Target Performance Units (and associated Dividend Equivalent Units) becoming Earned Performance Units (and Earned Dividend Equivalent Units). Notwithstanding the foregoing, no Target Performance Units (or associated Dividend Equivalent Units) will become Earned Performance Units (and Earned Dividend Equivalent Units) if ALR is below 79%, Net Asset Value is below ($1,337mm), TSR is below 10.0% and Cumulative EBITDA is below $0 mm. Notwithstanding the table above, the maximum TSR Performance Goal shall be the lesser of (i) 30% and (ii) the TSR that would result if the price per share of the Common Stock at the end of the Performance Period is $30.00.
All determinations as to whether the Performance Goals have been satisfied will be determined by the Committee in accordance with the provisions of the LTIP, including Section 3(f) thereof.
For purposes of the foregoing table, the following definitions shall apply:
AAC: Ambac Assurance Corporation.
AFG: Ambac Financial Group, Inc.
ALR: The ratio determined by dividing (a) Assets by (b) Liabilities, determined as of the last day of the Performance Period. For purposes of this ratio, Assets and Liabilities shall be increased for the amount of representation and warranty receipts that were subsequently used to settle Liabilities.
Assets: Total cash, invested assets and net receivables (payables) of the Included Entities, determined as of the last day of the Performance Period.
EBITDA: AFG’s earnings before interest, taxes, depreciation, amortization, and non-controlling interests (as determined under GAAP) for the Performance Period.

Included Entities: AAC, Everspan Financial Guarantee Corp., Ambac Credit Products LLC, Orient Bay LLC1, Ambac Financial Services LLC, and any other subsidiaries of Ambac that the Committee and the Compensation Committee of the AAC Board shall determine in good faith consultation with the Participant.
Liabilities: The sum of the following relating to the Included Entities (unless otherwise specified): (i) the present value of future probability weighted financial guarantee claims and CDS payments reduced by recoveries, including probability weighted estimated subrogation recoveries and reinsurance recoverables, using discount rates in accordance with GAAP, (ii) face value of unpaid claims and accrued interest, (iii) fair value of all interest rate swaps, (iv) par value and accrued interest of all outstanding surplus notes of AAC (including surplus notes of the Segregated Account of AAC (including junior surplus notes)), and (v) the face value of outstanding preferred stock, all as determined as of the last day of the Performance Period.
Net Asset Value: The value determined by reducing Assets by Liabilities, determined as of the last day of the Performance Period.

[1]	Including any future successors or equivalent entities.